TRANSFER AGENCY AGREEMENT


     AGREEMENT made this 1st day of October, 1996, between THE OFFITBANK VARI-ABLE INSURANCE FUND, INC. (the "Company"), a Maryland corporation, and BISYS FUND SERVICES, INC. ("BISYS"), a Delaware corporation.

     WHEREAS, the Company desires that BISYS perform certain services for each series of the Company (individually referred to herein as a "Fund" and collectively as the "Funds"); and

     WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1. Retention of BISYS; Conversion to the Services.

              The Company hereby engages BISYS to act as the transfer agent for the Funds to perform (i) the transfer agent services set forth in Schedule A hereto (the "Initial Services"), (ii) such special services (the "Special Services") incidental to the performance of such services as may be agreed to by the parties from time to time (for such fees as the parties may agree as aforesaid) and (iii) such additional services (collectively with the Initial Services and the Special Services, the "Services"), as may be agreed to by the parties from time to time and set forth in an amendment to said Schedule A (for such fees as the parties may agree as aforesaid), and, in connection therewith, the Company agrees to convert to BISYS' data processing systems and software (the "BISYS System") as necessary in order to receive the Services. The Company shall cooperate with BISYS to provide BISYS with all necessary information and assistance required to successfully convert to the BISYS System. BISYS shall provide the Company with a schedule relating to such conversion and the parties agree that the conversion may progress in stages. The date upon which all Initial Services shall have been converted to the BISYS System shall be referred to herein as the "Conversion Date." BISYS hereby accepts such engagement and agrees to perform the Services commencing, with respect to each individual Service, on the date that the conversion of such Service to the BISYS System has been completed. BISYS shall determine in accordance with its normal acceptance procedures when the applicable Service has been successfully converted.

              BISYS may, in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Company (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of BISYS and not the agent of the Company or such Fund, and that BISYS shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

     2. Fees.

              The Company shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto. Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule A hereto shall be subject to mutual agreement at the time such amendment to Schedule A is proposed.

     3. Reimbursement of Expenses.

              In addition to paying BISYS the fees described in Section 2 hereof, the Company agrees to reimburse BISYS for BISYS' out-of-pocket expenses in providing services hereunder, including without limitation, the following:

                    (a) All  freight  and other  delivery  and  bonding  charges incurred by BISYS in delivering materials to and from the Company and in delivering all materials to shareholders;

                    (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Company, the Company's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

                    (c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by BISYS for the performance of the services to be provided hereunder;

                    (d) The cost of microfilm or  microfiche of records or other materials; and

                    (e) Any expenses BISYS shall incur at the written  direction of an officer of the Company thereunto duly authorized.

     4. Effective Date.

              This Agreement shall become effective as of the date first written above (the "Effective Date").

     5. Term.

              The initial term of this Agreement (the "Initial Term") shall be for a period commencing on the date this Agreement is executed by both parties and ending on the date that is one year after the Conversion Date. Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of 60 days advance written notice of nonrenewal to the other party prior to the end of the Initial Term or the then-current Rollover Period, (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause, or (iv) by provision of 90 days advance written notice of termination during a Rollover Period.

              For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) multiple negligent acts on the part of the party to be terminated which in the aggregate constitute a serious failure to perform satisfactorily that party's obligations hereunder; (c) a material breach of this Agreement that has not been remedied for 45 days following receipt of written notice of such breach from the nonbreaching party; or (d) a "service standard deficiency," as defined below.

              For purposes of this Agreement, a service standard deficiency shall be defined as (i) any pattern of substandard performance over a 60-day period with respect to such service standards as the parties shall agree upon relating to the duties and obligations of BISYS herein or to the duties and obligations of BISYS or an affiliate of BISYS pursuant to any other service agreement with the Company ("Service Standards") or (ii) any "asset withdrawal," as defined below, by a Shareholder which, in the aggregate, exceeds $1 million, that can be reasonably attributed to a failure on the part of BISYS or an affiliate of BISYS to meet one or more Service Standards. For purposes of this Agreement, "asset withdrawal" shall include any combination of (i) a redemption of Company Shares and/or (ii) a withdrawal of assets from any non-mutual fund account or other mutual fund account held by a Company Shareholder that is advised by the Company's investment adviser or an affiliate of such investment adviser. A copy of the current Service Standards that have been agreed upon by the parties is attached hereto and made a part hereof.

              Notwithstanding the foregoing, after such termination, for so long as BISYS, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination.

              If, during the first six months of the Initial Term, for any reason other than cause, as defined herein, BISYS is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any sub-transfer agent appointed by BISYS as provided in Section 1 hereof), then the Company shall make a one-time cash payment, as liquidated damages, to BISYS equal to the balance due BISYS for the remainder of such Initial Term, assuming for purposes of calculation of the payment that the asset level of the Company on the date BISYS is replaced, or a third party is added, will remain constant for the balance of such term.

              If, during the second six months of the Initial Term, for any reason other than cause, as defined herein, BISYS is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any sub-transfer agent appointed by BISYS as provided in Section 1 hereof), then the Company shall make a one-time cash payment, as liquidated damages to BISYS equal to one-half of the balance due BISYS for the remainder of such Initial Term, assuming for purposes of calculation of the payment that the asset level of the Company on the date BISYS is replaced, or a third party is added, will remain constant for the balance of such term.

     6. Uncontrollable Events.

              BISYS assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

     7. Legal Advice.

              BISYS shall notify the Company at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement; and after so notifying the Company, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Company or Funds unless relating to a matter involving BISYS' willful misfeasance, bad faith, gross negligence or reckless disregard with respect to BISYS' responsibilities and duties hereunder and BISYS shall in no event be liable to the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.

     8. Instructions.

              Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication, believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any other person authorized by the Company's Board of Directors or by the shareholder or shareholder's agent, as the case may be.

              As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Company relating to the Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Company.

     9. Standard of Care; Reliance on Records and Instructions; Indemnification.

              BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. The Company agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Company, the investment adviser and on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give the Company written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

              BISYS agrees to indemnify and hold harmless the Company, its employees, agents, Directors, officers and nominees from and against any and all actions, suits and claims, whether groundless of otherwise, and from and against any and all judgements, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties, with respect to the performance of services under this Agreement provided, that, prior to confessing any claim against it which may be the subject of this indemnification, the Company shall give BISYS written notice of and a reasonable opportunity to defend against said claim in its own name or in the name of the Company.

     10. Record Retention and Confidentiality.

              BISYS shall keep and maintain on behalf of the Company all books and records which the Company or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission (the "Commission") at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company, the shareholder, or shareholder's agent, or the dealer of record as to such account.

     11. Reports.

              BISYS will furnish to the Company and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed in Schedule C attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule C.

     12. Rights of Ownership.

              All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

     13. Return of Records.

              BISYS may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

     14. Bank Accounts.

              The Company and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the Company, as are necessary in order that BISYS may perform the services required to be performed hereunder. To the extent that the performance of such services shall require BISYS directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Company and Funds shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

     15. Representations of the Company.

              The Company certifies to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (b) by virtue of its Articles of Incorporation, shares of each Fund which are redeemed by the Company may be sold by the Company from its treasury, and (c) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     16. Representations of BISYS.

              BISYS represents and warrants that: (a) BISYS has been in, and shall continue to be in, substantial compliance with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; and (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

     17. Insurance.

              BISYS shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

     18. Information to be Furnished by the Company and Funds.

              The Company has furnished to BISYS the following:

               (a) Copies of the Articles of Incorporation of the Company and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

               (b) Copies of the following documents:

                    1. The Company's By-Laws and any amendments thereto.

                    2. Certified copies of resolutions of the Board of Directors covering the following matters:

                         A. Approval of this  Agreement and  authorization  of a
                    specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct BISYS hereunder; and

                         B. Authorization of BISYS to act as Transfer Agent for the Company on behalf of the Funds.

               (c) A list of all officers of the Company, together with specimen signatures of those officers, who are authorized to instruct BISYS in all matters.

               (d) Two copies of the following (if such documents are employed by the Company):

                    1. Prospectuses and Statement of Additional Information;

                    2. Distribution Agreement; and

                    3. All  other  forms  commonly  used by the  Company  or its
               Distributor with regard to their relationships and transactions with shareholders of the Funds.

               (e) A certificate as to shares of beneficial interest of the Company authorized, issued, and outstanding as of the Effective Date of BISYS' appointment as Transfer Agent (or as of the date on which BISYS' services are commenced, whichever is the later date) and as to receipt of full consideration by the Company for all shares outstanding, such statement to be certified by the Treasurer of the Company.

     19. Information Furnished by BISYS.

              BISYS has furnished to the Company the following:

               (a) BISYS' Articles of Incorporation.

               (b) BISYS' By-Laws and any amendments thereto.

               (c) Certified copies of actions of BISYS covering the following matters:

                    1. Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

                    2. Authorization of BISYS to act as Transfer Agent for the Company.

               (d) A copy of the most recent independent accountants' report relating to internal accounting control systems as filed with the Commission pursuant to Rule 17Ad-13 under the Exchange Act.

     20. Amendments to Documents.

              The Company shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Company which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company first obtains BISYS' approval of such amendments or changes.

     21. Reliance on Amendments.

              BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Company pursuant to Sections 18 and 20 of this Agreement and the Company hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, BISYS shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Company first obtains BISYS' written consent to and approval of such amendments or changes.

     22. Compliance with Law.

              Except for the obligations of BISYS set forth in Section 10 hereof, the Company assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares. The Company represents and warrants that no shares of the Company will be offered to the public until the Company's registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

     23. Notices.

         Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, to it at 125 West 55th Street, New York, New York 10019; if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     24. Headings.

              Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     25. Assignment.

              This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS' right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     26. Governing Law.

              This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of New York.

              IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                                           THE OFFITBANK VARIABLE
                                           INSURANCE FUND, INC.

                                           By: /s/ John J. Pileggi
                                               -------------------

                                           Title:  Assistant Treasurer



                                           BISYS FUND SERVICES, INC.


                                           By: /s/ Stephen Mintos
                                               ------------------

                                           Title:  Executive Vice President

                                                        Dated: October 1, 1996

                                   SCHEDULE A
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                   THE OFFITBANK VARIABLE INSURANCE FUND, INC.
                                       AND
                            BISYS FUND SERVICES, INC.

                            TRANSFER AGENCY SERVICES


1.       Shareholder Transactions

              a. Process shareholder purchase and redemption orders.

              b. Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

              c. Issue confirmations in compliance with Rule 10 under the Securities Exchange Act of 1934, as amended.

              d. Issue periodic statements for shareholders.

              e. Process transfers and exchanges.

              f. Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2.       Shareholder Information Services

              a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

              b. Produce detailed history of transactions through duplicate or special order statements upon request.

              c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.       Compliance Reporting

              a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the Fund is registered.

              b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

              c. Issue tax withholding reports to the Internal Revenue Service.

4.       Dealer/Load Processing (if applicable)

              a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

              b.  Account  for  separation  of  shareholder   investments   from
transaction sale charges for purchase of Fund shares.

              c. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

              d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.       Shareholder Account Maintenance

              a. Maintain all shareholder records for each account in the Company.

              b.  Issue  customer  statements  on  scheduled  cycle,   providing
duplicate second and third party copies if required.

              c. Record shareholder account information changes.

              d. Maintain account documentation files for each shareholder.

                                   SCHEDULE B
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                   THE OFFITBANK VARIABLE INSURANCE FUND, INC.
                                       AND
                            BISYS FUND SERVICES, INC.


                               TRANSFER AGENT FEES


Effective as of the Conversion Date, the Transfer Agent shall receive an account maintenance fee of $15.00 per year for each account which is in existence at any time during the month for which payment is made, such fee to be paid in equal monthly installments. The Transfer Agent shall be entitled to this account maintenance fee on all accounts maintained in its records during the year, including those accounts which have a zero balance during any portion of the year.


Additional Services:

         Additional services such as IRA processing, development of interface capabilities, servicing of 403(b) and 408(c) accounts, management of cash sweeps between DDAs and mutual fund accounts and coordination of the printing and distribution of prospectuses, annual reports and semi-annual reports are subject to additional fees which will be quoted upon request. Programming costs or database management fees for special reports or specialized processing will be quoted upon request.


Out-of-pocket Expenses:

         BISYS shall be entitled to be reimbursed for all reasonable out-of-pocket expenses including, but not limited to, the expenses set forth in
Section 3 of the Transfer Agency Agreement to which this Schedule B is attached.

                                   SCHEDULE C
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                   THE OFFITBANK VARIABLE INSURANCE FUND, INC.
                                       AND
                            BISYS FUND SERVICES, INC.


                                     REPORTS


1. Daily Shareholder Activity Journal

2. Daily Fund Activity Summary Report

   a.  Beginning Balance

   b.  Dealer Transactions

   c.  Shareholder Transactions

   d.  Reinvested Dividends

   e.  Exchanges

   f.  Adjustments

   g.  Ending Balance

3. Daily Wire and Check Registers

4. Monthly Dealer Processing Reports

5. Monthly Dividend Reports

6. Sales Data Reports for Blue Sky Registration

7. Annual report by independent public accountants concerning BISYS' shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities Exchange Act of 1934, as amended.


                                       -1-